EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Amendment No. 1 to Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

AURUM VENTURES M.K.I. LTD.

By: /s/ Nir Dror-Darwish
Name: Nir Dror-Darwish Title: Authorized Signatory
Date: July 15, 2022

By: /s/ Ilan Lior
Name: Ilan Lior Title: Authorized Signatory Date: July 15, 2022

/s/ Morris Kahn
MORRIS KAHN Date: July 15, 2022